Exhibit 10.1

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 816.435.1000 www. dstsystems.com

May 31, 2013

Kenneth V. Hager

Vice President - Chief Financial Officer and Treasurer

DST Systems, Inc.

Dear Mr. Hager:

This retirement agreement (the “Retirement Agreement”) is entered into by and between you and DST Systems, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your retirement. In consideration of the promises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Transition.

(a)           You agree that you will retire as an employee of the Company on the date set forth in a Company notice (the “Retirement Notice”) as the date the Company is no longer in need of your full-time transition support with respect to a successor Chief Financial Officer, which date shall not precede August 1, 2013, nor be after December 31, 2013.  Effective on the applicable date (the “Retirement Date”), you shall resign, and by executing this Retirement Agreement you shall be deemed to have resigned as an employee or officer of and from service in any capacity, other than as a director, with each “DST Entity” or “DST Plan.”  The Company will deliver the Retirement Notice to you at least ten (10) days prior to the Retirement Date.  As and to the extent requested by the Company, you shall also resign from your position as a director of one or more DST Entities.  You hereby agree to execute any other documents and take all other actions necessary to effectuate your resignations as a director of the DST Entities as and when requested by the Company.

For purposes of this Agreement, (i) “DST Entity” means the Company, its subsidiaries, joint ventures and affiliated entities, and (ii) “DST Plan” means each of the DST Entities’ benefit plans, awards, trusts and funds, and each of the foregoing defined terms also include the administrators, trustees, fiduciaries and committees of and any person associated with any of the foregoing, including without limitation any “DST Person” as defined in Section 11, and the predecessors, successors and assigns of any of the foregoing.

(b)           From the Effective Date (as referenced in Section 3(b)) of this Retirement Agreement through your Retirement Date, you shall continue to serve as the Company’s Vice President - Chief Financial Officer and Treasurer and perform such duties of that position as you performed before the Effective Date, or, if a successor Chief Financial Officer has assumed such position, continue to serve as an employee of the Company and perform such duties as requested by the Chief Executive Officer in assisting with the transition of duties to such successor and providing advice as to matters relating to DST Entities and DST Plans of which you have knowledge arising from your current duties or from your services for or positions with DST Entities and DST Plans (the “Services”).

2.             Payments and Benefits.  In consideration of your execution of this Retirement Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide to you, subject to the terms and conditions set forth in this Retirement Agreement, with the benefits described in this Section 2.  You acknowledge and agree that the benefits below shall be in full satisfaction of the Company’s obligations under the terms of your employment agreement entered into with the Company on December 1, 2008 (the “Employment Agreement”) and all applicable cash or equity incentive compensation plans and agreements.

(a)           From the Effective Date through the Retirement Date, the Company will provide you with all compensation, benefits, perquisites and reimbursements provided to you immediately before your execution of this Retirement Agreement, in accordance with the Company’s payroll practices and other applicable policies. Effective as of the Retirement Date, you will be eligible for health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  You may arrange for the portability of your life insurance provided through the Company’s officer life benefit. Upon the Retirement Date, the Company will transfer your Company cell phone and cell phone number to you, and you will be responsible for all service and coverage fees associated with such cell service after your Retirement Date.

(b)           The Company shall provide continued direct payment to your tax advisors for professional services incurred by you in connection with income tax planning and income tax return preparation for the taxable year ending December 31, 2013 in an amount not to exceed $5,000.

(c)           Provided that you execute this Retirement Agreement and comply at all times with its terms and conditions, the Company shall pay to you a special retirement payment equal to $750,000, which shall be paid to you on the Retirement Date.

(d)           Except as provided expressly herein, the Company shall provide you with all vested benefits and payments to which you are entitled as of the Retirement Date pursuant to (i) the DST Systems, Inc. 2005 Equity Incentive Plan (the “Equity Plan”) and all outstanding equity awards thereunder, and (ii) the Company’s 401(k) Profit Sharing Plan, the terminated Supplemental Executive Retirement Plan, and the terminated Executive Plan, in each case in accordance with the terms of such plans and applicable law.  Except as specifically set forth herein, your participation in all Company plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company.

(e)           The parties acknowledge and agree that you are a party to award agreements (the “Award Agreements”) pursuant to the terms of the Equity Plan under which you have been granted (i) stock options to purchase shares of common stock of the Company (the “Options”), (ii) time vesting restricted stock units (the “Time-RSUs”), (iii) performance vesting restricted stock units (the “Performance-RSUs”), (iv) performance stock units (“PSUs”), (v) the Annual Incentive Award for 2013 under the Equity Plan (the “2013 AIA”) and (vi) deferred Cash (“Deferred Cash”).

(1)           The Company agrees that, in accordance with, and subject to, the terms and conditions of the Options Award Agreements and the Equity Plan, you shall be entitled to exercise all vested Options held by you as of the Effective Date until the expiration date of the Options as set forth in the Option Award Agreements.  As of the Effective Date, and assuming you do not exercise any stock options between the date of this Retirement Agreement and that date, you have: (i) 27,800 vested Options with a strike price at $43.825 and an expiration date of 12/14/2019 and (ii) 5,089 vested Options with a strike price of $47.51 and an expiration date of 12/1/2021.  Regardless of whether your Retirement Date is on or after December 1, 2013, you will not be eligible to exercise the additional 10,121 unvested Options pursuant to that Option Award Agreement having a strike price of $47.51 that have an expiration date of 12/1/2021. All of these 10,121 Options will be forfeited on the effective date of this Retirement Agreement and the Company will have no further obligation or responsibility with respect thereto.

(2)           The Company agrees that, in accordance with, and subject to, the terms and conditions of the Time-RSUs Award Agreements and the Plan, upon the Retirement Date, you shall vest in:

(i)            a prorata portion of the 761 Time-RSUs that were granted in February 2011 and that are scheduled to vest on March 14, 2014, as well as the dividend Time-RSUs credited in respect of such Time-RSUs (collectively, the “2011 Eligible RSUs”), calculated by dividing the number of 2011 Eligible RSUs by 12 and then multiplying by the number of months (determined in accordance with the Award Agreement) of your continued service with the Company from March 14, 2013 to your Retirement Date; and

(ii)           a prorata portion of the 488 Time-RSUs that were granted in February 2013 and that are scheduled to vest on March 14, 2014, as well as the dividend Time-RSUs credited in respect of such Time-RSUs (collectively, the “2013 Eligible RSUs”), calculated by dividing the number of 2013 Eligible RSUs by 12 and then multiplying by the number of months (determined in accordance with the Award Agreement) of your continued service with the Company from March 14, 2013 to your Retirement Date.

The above described vested Time-RSUs shall be settled as soon as administratively practical following your Retirement Date in accordance with the Time-RSUs Award Agreements.  All unvested Time-RSUs will terminate on the Retirement Date and the Company will have no further obligation or responsibility with respect thereto.

(3)           The Company agrees that, in accordance with and subject to, the terms and conditions of the PSU Award Agreement and the Plan, you will be eligible to vest in a level of the 4,963 target number of PSUs you were granted on February 21, 2013.  The number vesting on March 11, 2016 will be determined when the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) certifies goal achievement for the applicable three-year performance period (2013-2015) and makes such automatic downward adjustments as are referenced in the goal appendix for the award; provided, however, that you will only vest in a prorated number of PSUs calculated by dividing the number of eligible PSUs (the number that would have vested if you were employed on March 11, 2016 plus dividend equivalents thereon and after all adjustments have been made) by 36 and then multiplying by the number of months (determined in accordance with the Award Agreement) that have elapsed from January 1, 2013 (the commencement of the performance period) through your Retirement Date. The PSUs shall be settled as soon as administratively practical after the vesting date in March 2016 in accordance the PSUs Award Agreement.

(4)           The Company agrees that, in accordance with the 2013 AIA plan document and your Employment Agreement, you will be eligible to receive a 2013 AIA.  The 2013 AIA shall be based on the blended payout ratio for achievement of the two weighted corporate performance goals determined when the Compensation Committee certifies the actual level of goal achievement for the 2013 performance year (that is, your 2013 base salary, multiplied by the bonus opportunity level approved by the Compensation Committee) and makes such discretionary reductions in the aggregate pool as it deems appropriate; provided, however, that no discretionary reduction shall be made for individual performance as no such reduction is permitted for participants in the Section 162(m) pool, and provided, further, you will only receive a pro rata portion of the 2013 AIA (after all adjustments have been made) based on the number of days from January 1, 2013 to your Retirement Date.  Such pro rata payment shall be paid as soon as administratively practical in March 2014 following certification of goal achievement for the 2013 performance year, subject to any delay due to compliance with Code Section 409A or pursuant to any permissible retirement installment election you may make.

(5)           The Company agrees that, in accordance with, and subject to, the terms and conditions of the Deferred Cash Award Agreements and the Plan, you shall be paid the full amount of your Deferred Cash award balances, adjusted as provided in the Award Agreements and Equity Plan procedures for gains and losses pursuant to your hypothetical investment choices, with payment to be made (or, if subject to installment elections, shall commence) within sixty days of the date that is six months following the Retirement Date.

(f)            A cash payment under the Company’s vacation payout plan for accrued but unused vacation as of your Retirement Date on the Retirement Date.

(g)           The parties acknowledge and agree that you will be paid for any unreimbursed business expenses (in accordance with usual Company policies and practices, and in no event later than the calendar year following the year in which the expenses are incurred), to the extent not theretofore paid.

(h)           The Company will make a contribution to the Greater Kansas City Community Foundation of $50,000 in the Company’s name and in your honor, to be donated by the Greater Kansas City Community Foundation to five (5) charities designated by you, in the amount of $10,000 each and at those times selected by you, which in no event will be later than December 31, 2013.  You will not be responsible for paying a fee for the ability to direct this donation.

(i)            The Company shall pay for legal fees incurred by you in connection with this Retirement Agreement directly to your legal counsel in an amount not to exceed $15,000.

3.             Consideration; Effective Date.

(a)           You acknowledge that you have consulted with an attorney before executing this Retirement Agreement.  You have carefully read and fully understand all of the provisions of this Retirement Agreement.  You are entering into this Retirement Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you would otherwise not be entitled.

(b)           This Retirement Agreement shall become effective on the day upon which you sign it (“Effective Date”).

4.             Continuing Obligations and Duties Upon Retirement.

(a)           You shall comply at all times with any non-compete, non-solicitation, confidentiality and non-disclosure obligations to any of the DST Entities, including, but not limited to (i) Section 5 (Non-Disclosure) of the Employment Agreement; (ii) Section 5 (Violation of Non-compete, Nonuse and Nondisclosure Provisions) of the Restricted Stock Unit Agreement of the DST Systems, Inc. 2005 Equity Incentive Plan; (iii) Section 8 (Violation of Non-compete, Nonuse and Nondisclosure Provisions) of the Stock Option Award Agreement of the DST Systems, Inc. 2005 Equity Incentive Plan; (iv) Section 5 (Violation of Non-compete, Nonuse and Nondisclosure Provisions) of the Performance Stock Unit Agreement of the DST Systems, Inc. 2005 Equity Incentive Plan; and (v) Section 5 (Violation of Non-compete, Nonuse and Nondisclosure Provisions) of the Deferred Cash Award Agreement of DST Systems Inc. 2005 Equity Incentive Plan, all of which are expressly incorporated by reference as if fully set forth in this Section 4.  The obligations set forth in this Section 4(a) shall be the “Restrictive Covenants.”  For the avoidance of doubt, your non-compete and non-solicitation obligations as set forth in the above-listed Award Agreements shall be for the one-year period commencing on your Retirement Date.

(b)           On the Retirement Date, (i) you shall fully comply with Section 6 (Duties Upon Termination) of the Employment Agreement, (ii) you shall return to the Company all business equipment provided to you by the Company and the originals and copies of business related files, documents, information and materials, and (iii) you shall return to the Company all Company-supplied credit cards, identification cards and equipment, except that, you will retain the cell telephone issued by the Company to you, including its telephone number.

(c)           Until the Retirement Date, you agree to continue to abide by and conform to the terms and conditions of all applicable policies of the Company including without limitation the Company’s Business Ethics and Legal Compliance Policy, Communications and Acceptable Use Policy, Anti-Corruption Policy, and Insider Trading Prevention Policy (collectively, the “Ethics and HR Policies”) and to comply with your duty of loyalty and other legal obligations.  Until the Retirement Date, you agree that you will continue to act in the best interests of DST Entities and DST Plans to the exclusion of your personal advantage, and will avoid and not engage in situations that involve a conflict between your personal interests and the interests of DST Entities and DST Plans.  You agree that you are solely responsible for compliance with federal and state securities, antitrust and other laws regarding your ownership of and transactions in the Company’s stock, including without limitation your disgorgement of any short-swing profits, the continued reporting on Forms 4 and 5 for the required time of your stock ownership and your compliance with Rule 144.

(d)           You acknowledge and agree that the Restrictive Covenants are fair and reasonable in view of the extent of your important client and vendor contacts, and the extent of your knowledge of trade secrets and other confidential information.

(e)           If the final judgment of a court or arbitrator with competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, you agree that the court or arbitrator making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or geographic area of the applicable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that the terms and provisions of this Section 4 will be enforceable as so modified.  You further agree that if any part of this Section 4 is held by a court or arbitrator with competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this Section, such part shall be deemed to be severed from the remainder of this Section 4 for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this Retirement Agreement shall in every other respect continue in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

5.             Cooperation.  You agree that you will cooperate to the fullest extent possible with all DST Entities regarding any pending or future litigation, claim, proceeding or other disputed issue involving any DST Entity, the board of any DST Entity (each, a “DST-Related Board”), or any DST Plan that relates to matters within your knowledge or relates to your responsibilities while employed (“DST Service Matters”).  Cooperation, as used herein, means you shall: (a) meet with DST Entity, DST-Related Board or DST Plan representatives and attorneys at reasonable times and places to answer questions regarding facts and other related issues (this includes travel to such locations as requested by such representatives and attorneys); (b) appear and provide testimony if requested by a DST Entity, DST-Related Board or DST Plan (this includes travel to such locations as requested); (c) provide full, complete and truthful testimony if you ever testify in deposition, trial or any other proceeding involving any DST Entity, DST-Related Board or DST Plan; (d) notify the Company’s General Counsel within three (3) business days if you are served with a subpoena relating to any litigation, claim or proceeding involving a DST Entity, DST-Related Board or DST Plan, or if you are contacted by any party adverse to a DST Entity, DST-Related Board or DST Plan or by any representative of such an adverse party; and (e) not engage in any discussions with or otherwise assist any adverse party or any adverse party’s representatives related to any claim against any DST Entity, DST-Related Board or any member thereof, or DST Plan, except as may be required by law.  Following the

Retirement Date, the Company agrees to reimburse you, as allowed by applicable law, for reasonable expenses incurred with respect to your compliance with your obligations under this Section 5, and to compensate you at the rate of $2,500 for each day or part of a day for which your services are required.

6.             Injunctive Relief; Clawback.  You and the Company agree that upon a final determination by a court of competent jurisdiction of a material violation of your obligations in Sections 4 and 5 of this Retirement Agreement, such violation may cause irreparable injury to the relevant DST Entity or DST Plan that is not adequately remediable in damages and may entitle the DST Entity or DST Plan to temporary, preliminary and final injunctive relief against further breach of such obligations.  You acknowledge and agree that your compensation from the Company, including without limitation any payments or awards pursuant to the DST Annual Incentive Program and to the Plan and this Retirement Agreement, remain subject to any clawback policy in effect as of the date hereof or as may be required by law, including but not limited to the DST Systems, Inc. Compensation Recoupment Policy in effect as of the date hereof (the “Recoupment Policy”).

7.             Release of Claims.

(a)           By signing this Retirement Agreement, you indicate that, except as provided in Section 7(b), this agreement is satisfactory and that you will not assert any claims against any DST Entity or DST Plan.  This means that, except as provided in Section 7(b), upon execution of this Retirement Agreement you are thereby forever releasing and waiving any and all claims and causes of action of any kind or nature for money or anything else, whether such claims are known or unknown, that you have or may have against any DST Entity or DST Plan, that relate in any way to your employment, to the ending of your employment, or to any DST Plan.  This release includes, but is not limited to, any and all claims under any federal, state or local common law or under any federal, state or local statute, regulation or ordinance, including, but not limited to, claims of breach of an express or implied contract (including without limitation employment, award, commission or incentive agreements), claims of breach of the covenant of good faith and fair dealing, claims of defamation or other tort type claims, and any and all claims of unlawful discrimination, harassment, retaliation or other unlawful conduct under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. §1981; Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; Family and Medical Leave Act, 29 U.S.C. 2601 et seq.; Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; Missouri Human Rights Act, 213.010 et seq.; or Civil Rights Ordinance of Kansas City, Missouri (Ordinance #53581, Chapter 26, Article IX, 26.201-26.236); or under any other federal, state or local law.  The intent of the parties is that this release of claims is to be construed as broadly as is permissible by applicable law.

(b)           This release of claims does not apply to any rights or claims (i) as and to the extent provided for under this Retirement Agreement; and (ii) under any DST Welfare Benefit Plan, or the DST 401(k) Profit Sharing Plan.  All plan rights and claims under 7(b)(ii) are governed by the terms of each plan.

(c)           You have up to twenty-one (21) days to consider this agreement and release of claims.  If you sign this agreement and release of claims, you then will have seven (7)

calendar days to revoke the agreement and release if you change your mind.  The agreement and release do not become effective or enforceable until expiration of seven (7) calendar days and any revocation must be in writing and received by the Company within seven (7) calendar days after you sign this agreement and release of claims.  In order to be effective, the written revocation must be mailed to the Company, care of Ms. Theresa Hursh, and postmarked within seven (7) calendar days or delivered to Ms. Hursh through personal delivery or email (tchursh@dstsystems.com) within seven (7) calendar days.  If you fail to sign and return this agreement and release of claims on or before the expiration of twenty-one (21) days after you receive the agreement and release of claims, or if you sign and return this agreement but revoke the agreement and release within seven (7) calendar days, the payments and benefits set forth in Sections 2(b), (c), (h) and (i) this agreement will no longer be available to you.

8.             Section 409A.  The intent of the parties is that payments and benefits under this Retirement Agreement (and all other Company plans and agreements) comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Retirement Agreement shall be interpreted to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Retirement Agreement which are subject to Code Section 409A until you have incurred a “separation from service” from the Company within the meaning of Code Section 409A.  Each amount to be paid or benefit to be provided under this Retirement Agreement shall be construed as a separate identified payment for purposes of Code Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Retirement Agreement (or any plans or agreements referenced herein) during the six-month period immediately following your separation from service shall instead be paid as soon as administratively practical after the date that is six months following your separation from service (or, if earlier, your date of death).  To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

9.             Press Release.  Within four (4) business days following the date that you execute this Retirement Agreement, the Company will issue a press release in a mutually agreed format.

10.          Captions and Section Headings.  Captions and section headings used here are for convenience and are not a part of this Agreement and will not be used in its interpretation.

11.          Response to Subpoena, Court Order or Similar Legal Process.  Nothing in this Retirement Agreement shall prohibit any DST Entity, DST Plan, or any of the DST Entities’ or DST Plans’ shareholders, directors, officers, managers, partners, employees, attorneys, advisors and agents (each, a “DST Person”) or you from responding to a subpoena, court order or similar legal process or from cooperating, as required by law, with any governmental investigation; provided, however, that before making any disclosures required by a subpoena or other court order, the Company or you shall provide the other party with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the other party a reasonable opportunity to challenge the subpoena, court order or similar legal process.

12.          Successors and Assigns.  This Retirement Agreement shall inure to the benefit of and be binding upon each of the DST Entities and DST Plans and any successor organization which shall succeed to any of the DST Entities or DST Plans by acquisition, merger, consolidation or operation of law, or by acquisition of assets of any of the DST Entities or DST Plans and any assigns.  If your employment terminates prior to your Retirement Date due to your death, or disability as defined in your Employment Agreement, then you or your successors and assigns as identified in the relevant beneficiary designation(s), if any, or if none, your estate, shall be entitled to all benefits provided in this Retirement Agreement.  In such event, all such benefits shall be provided or paid in accordance with this Retirement Agreement, subject to any other applicable benefit plan documents, award agreements or other governing documents relating to such benefit(s) and the date your employment terminates shall be your Retirement Date for purposes of this Retirement Agreement.  You may not assign any of your obligations under this Retirement Agreement, but you may assign your benefits under this Retirement Agreement, and such benefits shall inure to the benefit of your successors and assigns, as hereinabove provided.

13.          Waiver.  The failure of the Company or you to enforce any provision of this Retirement Agreement will not waive, in any way, that or any other provision of this Retirement Agreement in connection with any future violation, or prevent that party or any other party from thereafter enforcing every term of this Retirement Agreement.

14.          Withholding; Authorized Deductions.  The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes which it is from time to time required by law to withhold and any deductions authorized by you.

15.          Each Party the Drafter.  This Retirement Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Retirement Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

16.          Counterparts.  This Retirement Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.  A faxed or PDF signature shall operate the same as an original signature.

17.          Governing Law. This Retirement Agreement will be governed by and construed according to the laws of the State of Missouri without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

18.          Entire Agreement; No Admission of Wrongdoing.  This Retirement Agreement sets forth the entire agreement between you and the Company and any DST Entity or DST Plan and replaces or supersedes any other oral or written agreement, proposals, negotiations or understandings between you and the Company and any DST Entity or DST Plan, except as otherwise provided in the Retirement Agreement with respect to continuing obligations under any existing noncompete, nonsolicitation, nondisclosure and intellectual property protection obligations under the Employment Agreement and the Award Agreements, the Recoupment Policy, obligations under the Ethics and HR Policies, and obligations under the Arbitration Policy set forth on Addendum A hereto.  The Company has made no representations, agreements or promises other than the representations, agreements and promises specifically stated in this Retirement Agreement.  Any disputes between you and any DST Entity or DST Plan shall be resolved in accordance with the Arbitration policy set forth on Addendum A thereto, subject to the right of either party to seek injunctions in aid of arbitration.  This Retirement Agreement cannot be changed except by a written agreement signed by you and a duly authorized representative of the Company.  This Retirement Agreement and the consideration provided by the Company are not, and shall not be construed as, an admission of any liability whatsoever by any DST Entity, DST Plan or DST Person.

If you voluntarily agree to the terms of this Retirement Agreement, please sign in the space provided below.

/s/ Randall D. Young
Randall D. Young
Vice President, General Counsel & Secretary

On Behalf of DST Systems, Inc.

KNOWING AND VOLUNTARY AGREEMENT

I have read and fully understand the terms of this Retirement Agreement (which includes 14 pages including this signature page and Addendum A).  I knowingly and voluntarily agree to the terms set forth in this Retirement Agreement.

Signature:	/s/ Kenneth V. Hager	Date:	May 31, 2013
Kenneth V. Hager

ADDENDUM A

Arbitration Policy

For employment-related legal disputes not resolved through our Open Door Policy or Equal Employment Opportunity (EEO) Policy, the Company has implemented the following Arbitration Policy. We believe the Arbitration Policy provides a fair, efficient, private, and accessible process to resolve employment disputes relating to legal rights. If any employee, former employee, or applicant (all referred to herein as “Associate”) is not satisfied with the result of a complaint under the Open Door Policy and/or the Equal Employment Opportunity Policy, or if an Associate for any reason fails to pursue a complaint under those policies, any claim by the Associate related to legally-protected rights shall be subject to independent and neutral arbitration under the terms of this Arbitration Policy, unless the Associate has properly opted out of the policy by the deadline explained on page 5. This Policy also applies to claims by the Company against an Associate.

How Does the Arbitration Process Work?

The process will be administered by the American Arbitration Association (AAA) and conducted under AAA’s National Rules for the Resolution of Employment Related Legal Claims existing at the time proceedings are initiated, except as modified by this policy.  The rules and information about AAA may be found at www.adr.org. AAA is a not-for-profit public service organization. Over 4,000,000 workers are covered by various types of plans administered by the AAA.

The Company will pay the Arbitrator fees and the costs charged by AAA, except that the Associate must pay an initial $125.00 fee to AAA if the Associate initiates a claim. (If an Associate is indigent, he/she may file the claim without a fee, pending a decision by the Arbitrator on a request for fee waiver based on the law and applicable AAA Rules.)

The Arbitrator shall be an independent, neutral, and licensed attorney selected from a list of all attorney members of the AAA Regional Employment Dispute Resolution Roster or any successor comparable AAA Roster who are: (1) former federal court judges and magistrates or former state court judges in appellate courts or trial courts of general jurisdiction; or (2) lawyers who have practiced law and/or served as Arbitrators in the field of employment law for at least 15 years and are rated “AV” by Martindale-Hubbell. The AV rating is for lawyers considered to have reached the height of professional excellence and recognized for the highest levels of skill and integrity. If the AAA Regional Roster for any reason does not provide the names of at least three Arbitrators who meet the qualifications of this policy, then additional qualified Arbitrators shall be added to the list from the AAA Regional Roster for the region that is closest geographically to the Associate’s place of employment or prospective employment.

The Company first and then the Associate shall in turn alternately strike one name from the list until there is only one name remaining, who shall be the Arbitrator. On the fourth business day after the day on which the striking is completed, the Company and the Associate shall jointly inform AAA of the Arbitrator selection; however, prior to the fourth day and based on review of the importance and complexity of the case and/or the experience of the Arbitrator, either the Company or the Associate unilaterally may expand the number of Arbitrators from one to three by sending written notice to the other party. If either party elects to expand to three the number of Arbitrators, the additional two Arbitrators shall be the last two Arbitrators who were previously struck by the parties from the list of Arbitrators. The party electing to add two Arbitrators to the case shall be solely responsible for all fees and expenses of the two additional Arbitrators. In a case with three Arbitrators, the decision of the three Arbitrators must be unanimous. If only two of the three Arbitrators agree on a decision, they shall issue a written advisory decision which, if accepted in writing by both parties within ten calendar days, shall become a final and binding decision. If there is no unanimous decision or an advisory decision accepted in writing by both the Company and the Associate, the case shall be heard again before a new Arbitrator or Arbitrators under the terms of this policy except that if either the Associate or the Company elects to use three Arbitrators at the second hearing, two Arbitrators shall have the authority to issue a decision. In any case, the Associate and the Company also may agree on a mutually acceptable Arbitrator, and bypass the AAA arbitration selection and administration process.

The Arbitrator shall have the exclusive authority to resolve all disputes relating to the facts or the law, including the authority to grant summary disposition of claims and the authority to grant all relief that a court of competent jurisdiction could grant based on the claims asserted. The Arbitrator shall decide the case in the same manner as a federal district court judge hearing the case without a jury and shall apply the federal rules of evidence. The Arbitrator shall issue a signed written decision stating the findings of all material facts and conclusions of law that provide the basis for the decision. The Federal Arbitration Act governs the enforcement of this Arbitration Policy and proceedings under the policy, other than as modified by this policy. If the Arbitration Policy is found not enforceable under the Federal Arbitration Act, applicable state law shall apply. Other than as provided in this policy, the substantive law applied to claims shall be the state or federal substantive law that would be applied by a federal district court judge sitting at the place of the Associate’s employment or prospective employment.

The arbitration hearing shall be held in the community of the Associate’s principal place of employment or prospective employment, unless another location is agreed to by the parties. Prior to the hearing, the parties shall be entitled to reasonable discovery as determined by the Arbitrator consistent with the objective of fairness, speed and economy, including at a minimum two depositions, ten interrogatories and ten document requests by each party. Associates at their expense may be represented by an attorney. The following persons may be present at the hearing: the Arbitrator and any recorder of the hearing; the Associate and his/her spouse, attorneys, experts, and witnesses; and the Company’s attorneys, management, human resource personnel, experts, and witnesses. No one else may be present without good cause determined by the Arbitrator. The parties shall provide lists of the names and addresses of witnesses and copies of exhibits to each other at least 30 days prior to the hearing and may supplement this information up to 20 days prior to the hearing. The Arbitrator may resolve all discovery disputes, issue protective orders, and issue subpoenas pursuant to the law. Any party may arrange for a qualified court reporter to make a stenographic record of the hearing. The parties shall be entitled to file post-hearing briefs and proposed findings of fact and conclusions of law. The Arbitrator shall set a briefing schedule under which the party with the burden of proof files first, the opposing party files next, and the burden of proof party may file a reply.

The Arbitration decision shall be binding on the Company and the Associate, and it may be enforced by a court of competent jurisdiction, subject to available legal grounds for vacating an arbitration award. However, any party also may: (1) within 30 days after the decision file a reconsideration motion or other motion with the Arbitrator or Arbitrators; or (2) within 60 days after the decision or 30 days after a decision on a reconsideration motion or other post-decision motion, serve written notice of an Arbitration Appeal. If a party serves notice of an Arbitration Appeal, the selection of an Arbitrator or Arbitrators to decide the appeal shall be under the procedure of this Arbitration Policy. In an Arbitration Appeal, the Arbitrator or Arbitrators shall apply the standard of review that a court of appeals would apply to the decision of a trial judge sitting without a jury. The Arbitrator or Arbitrators in an Arbitration Appeal shall issue a written decision after considering written briefs and oral argument. If three Arbitrators are selected for an Arbitration Appeal, two Arbitrators shall have the authority to issue a decision. The Arbitration Appeal decision shall be subject to review by a court of competent jurisdiction for error of law or any other available legal grounds for vacating an arbitration award. If the Arbitration Appeal or court review results in the direction of a new hearing or other further proceedings, any party shall have the right to require that a new Arbitrator or Arbitrators be selected under this Arbitration Policy to handle such new hearing or other further proceedings.

How to Assert a Claim

An Associate who wishes to assert a claim must submit a written request for arbitration by Certified Mail/Return Receipt Requested to the Vice President of Human Resources, 333 W. 11th Street, Kansas City, Missouri 64105, within 300 days, or within any longer time period established by the applicable statute of limitations under the law, from the date of the alleged act giving rise to the claim. The written request should include supporting documentation and a thorough description of the facts, the nature of the claim, and the damages and/or other remedies sought. If the Company wishes to assert a claim against an Associate, it also must submit such a written request for arbitration with supporting documentation to the Associate by Certified Mail/Return Receipt requested within 300 days, or within any longer time period established by the applicable statute of limitations under the law, from the date of the alleged act giving rise to the claim. The claim is waived if the Associate or the Company fails to submit a timely and proper written request for arbitration. After a request for arbitration, the parties shall cooperate on a joint submission of the claim to AAA, with the Company paying all fees above $125.00 and, if the Associate asserts indigent status, the Company advancing the initial $125.00 fee on behalf of the Associate. The Associate does not need to pay the $125.00 fee if only the Company asserts a claim.

All claims must be asserted, heard, and resolved on a single Associate basis, unless otherwise agreed to by all parties. All related claims by a party must be asserted in the same arbitration or the unasserted claims are waived. The Company may not assert claims against multiple Associates in the same arbitration. Claims by multiple Associates may not be joined together in the same arbitration. An Associate may not assert claims on behalf of multiple Associates or as a class action or collective action either in court or under this Arbitration Policy, and an Associate may not have a claim asserted on his or her behalf by another person as a class representative or otherwise. However, if a final court decision holds this prohibition on class action, collective action, and multiple Associate claims is invalid, the Arbitration Policy is modified as follows for the subsequent resolution of a class or collective action claim or a multiple Associate claim. If any Associate wishes to attempt to assert such a claim after a final court decision holding the prohibition invalid, the claim must first be filed in a court of competent jurisdiction. Under all applicable laws, rules, and procedures, the court shall determine the question of whether the claim should be certified to proceed as a class or collective action or otherwise proceed on behalf of multiple Associates. After a final judicial decision on certification or on multiple Associate status, including all appeals of a trial court ruling, the court then shall refer the claim to arbitration under this policy for a decision on the merits of the claim.

Coverage of Arbitration Policy

This Arbitration Policy covers all legal claims arising out of or relating to employment, application for employment, or termination of employment, except for claims specifically excluded under the terms of the policy. The claims covered by the policy include, but are not limited to, the following types of claims: wrongful discharge under statutory law or common law; employment discrimination, retaliation and sexual or other harassment based on federal, state or local statute, ordinance or governmental regulations; retaliatory discharge or other unlawful retaliatory action; overtime or other compensation disputes; leave of absence disputes; tortuous conduct; defamation; violation of public policy; breach of contract; and other statutory or common law claims. It includes claims by an Associate against the Company and claims by an Associate against any fellow employee, supervisor, or manager based on alleged conduct within the scope of employment by the fellow employee, supervisor, or manager. It also includes claims based on events that occurred prior to the effective date of this policy or based on events that occur following the termination of employment. This Arbitration Policy also applies to any claims by the Company against an Associate.

The only claims excluded from this Arbitration Policy are claims by an Associate for workers’ compensation benefits, unemployment compensation benefits, Employee Retirement Income Security Act

(ERISA) -related benefits provided under a Company sponsored benefit plan, or claims filed with the National Labor Relations Board. Additionally, either the Associate or the Company may file a court action seeking provisional equitable remedies available under the law, including but not limited to temporary or preliminary injunctive relief, either before the commencement of or during the arbitration process, to preserve the status quo or otherwise prevent damage or loss pending final resolution of the dispute pursuant to the terms of this Arbitration Policy. Also, this Arbitration Policy does not prevent or discourage an Associate from filing and pursuing an administrative proceeding before the Equal Employment Opportunity Commission or a state or local administrative agency; however, if an Associate chooses to pursue a legal claim in addition to and/or following completion of such administrative proceedings, or if there is some other legal proceeding related to the claim following completion of the administrative proceedings, the claim then shall be subject to the terms of this Arbitration Policy.

Agreeing to the Arbitration Policy

Effective March 12, 2007, the Company and each Associate who continues or starts employment after March 12, 2007 agree as a term and condition of employment, and as a binding contract, to resolve employment-related legal claims through this Arbitration Policy and not through a lawsuit with a judge or jury trial, unless the Associate timely exercises his or her right to voluntarily opt out of this Arbitration Policy by sending a letter by Certified Mail/Return Receipt Requested to the Vice President of Human Resources, DST Systems, Inc., 333 W. 11th Street, Kansas City, Missouri 64105, stating the desire to opt out of the policy. The letter may simply state the following: “I wish to opt out of the Company Arbitration Policy.” For any Associate employed as of March 12, 2007, the opt out letter must be received by the Vice President of Human Resources on or before April 11, 2007. For any Associate who starts employment after March 12, 2007 or who is on leave of absence on March 12, 2007, the opt out letter must be received by the Vice President of Human Resources on or before the date 30 days after the Associate’s first day of employment or 30 days after the Associate’s first day back to work following the leave of absence. There will be no retaliation against any Associate for opting out of the Policy. Associates may contact the Director of Employee Relations or the Vice President of Human Resources at (816) 435-8695 to ask any questions or seek further information regarding this Arbitration Policy. We also encourage Associates, if they desire, to secure advice from an attorney regarding the voluntary opt out option and the Arbitration Policy. Any Associate who does not provide a timely opt out letter by Certified Mail/Return Receipt Requested by the deadline established under this policy is automatically covered by this Arbitration Policy and is required to arbitrate employment-related legal claims under the terms of the Policy.

This Arbitration Policy creates a contract that binds the Company and each Associate to arbitrate employment-related legal claims, unless an Associate properly and timely opts out of the Policy. The Arbitration Policy does not in any way modify the employment-at-will status of any.

The provisions of this Arbitration Policy are severable. That means that if any provision is found invalid or unenforceable by a court, it shall not affect the application and enforcement of the rest of this Arbitration Policy. Also, whenever possible and consistent with the objective of this Arbitration Policy to arbitrate all covered claims, any otherwise invalid term should be reformed and enforced by a court.